Exhibit 99.1

KBW, INC.  STOCKHOLDERS APPROVE PROPOSED MERGER WITH STIFEL FINANCIAL CORP.

New York, NY, February 12, 2013 — KBW, Inc. (“KBW”) (NYSE: KBW) announced today that KBW stockholders voted overwhelmingly in favor of the proposals relating to the proposed merger with Stifel Financial Corp. (“Stifel”).  At the duly held special meeting today, 99 percent of the shares present or represented by proxy (which constituted 79 percent of all outstanding shares on the record date) were voted in favor of a proposal to adopt the agreement and plan of merger dated as of November 5, 2012, among KBW, Stifel, and two wholly-owned subsidiaries of Stifel, SFKBW One, Inc. and SFKBW Two, LLC. The non-binding, advisory vote to approve certain compensation arrangements for KBW’s named executive officers in connection with the merger also received favorable support as 74 percent of the shares present in person or represented by proxy at the special meeting voted in favor of the proposal.

The approval of the stockholders of KBW was one of the remaining conditions to the closing of the merger. The merger is still subject to other customary closing conditions. KBW and Stifel currently expect to close the merger on or about February 15, 2013.

About KBW

KBW, Inc., headquartered in New York, operates in the U.S. and Europe through its broker dealer subsidiaries, Keefe, Bruyette & Woods, Inc. and Keefe, Bruyette & Woods Limited . Celebrating its 50th anniversary, KBW has established itself as a leading independent authority in the banking, insurance, brokerage, asset management, mortgage banking, real estate and specialty finance sectors. Founded in 1962, the firm maintains industry-leading positions in the areas of research, corporate finance, mergers and acquisitions as well as sales and trading in equities and debt securities of financial services companies.

Contacts:

Investors:

KBW Investor Relations

Alan Oshiki, 866-529-2339

Or

Media:

Intermarket Communications

Neil Shapiro, 212-754-5423

Source: KBW, Inc.